UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 7, 2012

(Date of Earliest Event Reported)

Guidance Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33197	95-4661210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 North Marengo Avenue, Pasadena, California		91101
(Address of Principal Executive Offices)		(Zip Code)

(626) 229-9191

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 7, 2012, Guidance Software, Inc. (the “Company,” “we,” “us” or “our”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cloud Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), CaseCentral, Inc. (“CaseCentral”) and Shareholder Representative Services, LLC, as representative of CaseCentral’s shareholders. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, at the closing of the transaction, Merger Sub will merge with and into CaseCentral so that CaseCentral will be the surviving corporation and will become a wholly-owned subsidiary of the Company. The Merger Agreement and the transactions contemplated thereby have been approved by the respective Board of Directors of the Company and CaseCentral.

Subject to the terms and conditions of the Merger Agreement, the initial merger consideration will consist of cash and shares of the Company’s common stock in an amount equal to $21 million, minus (i) any indebtedness of CaseCentral as of immediately prior to the closing, minus (ii) any transaction expenses incurred by CaseCentral, plus (iii) any net working capital surplus of CaseCentral, minus (iv) any net working capital deficiency of CaseCentral and plus (v) the cash and cash equivalents held by CaseCentral as of immediately prior to the closing. Based on current estimates of the above adjustments, the initial merger consideration (which is subject to further adjustment once the final adjustment amounts are determined after the closing) is expected to be approximately $17.1 million, consisting of $8.3 million in cash, $8.3 million of the Company’s common stock, and the assumption of $0.5 million of indebtedness, net of cash. At closing, the Company will deposit $2.5 million of the initial merger consideration (consisting of $1.25 million in cash and $1.25 million of the Company’s common stock) with an escrow agent to support certain indemnification obligations of CaseCentral’s shareholders. We have agreed to file a registration statement to register the shares of common stock issuable at closing to CaseCentral’s shareholders for resale within 60 days of the closing, subject to extension in certain circumstances.

Subject to the terms and conditions of the Merger Agreement, in addition to the initial merger consideration, CaseCentral’s shareholders may be entitled to receive contingent consideration in cash. Depending on the achievement of certain revenue thresholds, such contingent consideration may vary from zero to $33 million over the course of the three-year period after closing.

The Merger Agreement contains customary representations, warranties, covenants and closing conditions. Subject to the satisfaction or waiver of these conditions, the merger is expected to close during the first quarter of 2012.

The Merger Agreement is filed herewith to provide the Company’s security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or CaseCentral. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to the Company’s security holders. Security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or CaseCentral or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement.

The foregoing summary of the Merger Agreement, and related transactions, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. Our press release of February 7, 2012 announcing the merger is also attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

2.1	Agreement and Plan of Merger, dated as of February 7, 2012, by and among CaseCentral, Inc., Guidance Software, Inc., Cloud Acquisition Corp. and Shareholder Representative Services, LLC.*

99.1	Press Release, dated February 7, 2012, issued by Guidance Software, Inc.
*	Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The Registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guidance Software, Inc.

Date: February 8, 2012	By:	/s/ Victor Limongelli
	Name:	Victor Limongelli
	Title:	Chief Executive Officer, President and Director